Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP AGREES TO ACQUIRE TIW CORPORATION

HOUSTON, October 17, 2016 — Dril-Quip, Inc. (NYSE: DRQ) today announced that it has entered into an agreement to acquire TIW Corporation, a 100-year old industry-leading manufacturer of consumable downhole products for the global oil and gas market, for approximately $143 million, subject to closing adjustments. TIW provides liner hanger systems and related equipment and services worldwide and is based in Houston, Texas.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, remarked, “We are pleased to include TIW Corporation as part of the Dril-Quip family, and look forward to significantly expanding our product offerings to our customers. TIW has a long history of success as a family-owned company and we intend to preserve that legacy by continuing to reliably serve our customers with our combined teams around the world. TIW is a market leader in the liner hanger business and we are particularly excited about its expandable liner hanger technology that is frequently utilized in deepwater or high pressure/high temperature environments.

“This acquisition will be the first in Dril-Quip’s history and allows us to use our strong balance sheet to increase shareholder value in the long-term. TIW’s products and services fit squarely with and complement our current product offerings. In addition to its offshore market, TIW’s onshore presence, particularly in the Middle East and South America, will provide Dril-Quip with more market opportunities.”

Steve Pearce, President of TIW, commented, “I believe this transaction will positively position our business for further expansion. Both TIW and Dril-Quip have a long and proud tradition of innovation and commitment to the oil and gas industry, along with a shared culture of customer service, quality products and continual product development. Dril-Quip’s wider product offering and broader international footprint should allow for long-term growth of our liner hanger business.”

TIW is being acquired on a debt-free, cash-free basis and Dril-Quip intends to fund the consideration with cash on hand. Dril-Quip anticipates synergies to be realized from this transaction, primarily driven by cost efficiencies as well as expanded sales opportunities. The transaction is subject to regulatory approvals and other customary closing conditions. It is anticipated that the closing of the transaction will occur during the fourth quarter of 2016.

TIW reached peak revenues of approximately $140 million in 2014. Revenue is expected to trough between $60 million and $70 million in 2016 and is expected to increase to between $80 million and $100 million by 2018. EBITDA margins are expected to be similar to Dril-Quip’s margins once synergies are realized. Additional transaction details are available in the Investor section of Dril-Quip’s website at www.dril-quip.com.

Evercore served as Dril-Quip’s exclusive financial advisor and PPHB served as TIW’s exclusive financial advisor for this transaction.

About TIW

TIW Corporation, founded in 1917, is globally recognized as a leading manufacturer of liner hanger systems, including expandable liner hangers, for both onshore and offshore applications. TIW’s products also include kelly valves, safety valves and a comprehensive line of packers. In addition, TIW provides rental tools and services for the installation of its products and other wellbore construction activities.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the potential acquisition of TIW, including statements regarding the expected timing of the closing of the acquisition, the satisfaction of the conditions to the closing of the acquisition, the anticipated benefits of the acquisition and expectations regarding projected revenue and EBITDA margins. Forward-looking statements are based upon certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks, some of which are beyond the Company’s control, including but not limited to, costs and difficulties related to the integration of TIW’s business and operations, including the potential benefits of the acquisition, delays, costs and difficulties relating to the acquisition, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, decisions made by the Company’s customers and suppliers, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.